                                                                    EXHIBIT 10.1


                           STOCK PURCHASE AGREEMENT


          THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into as of this 4th day of August, 1998, by and between Atlantic Richfield Company, a Delaware corporation ("Seller"), and Vastar Resources, Inc., a Delaware corporation ("Purchaser").


                                    RECITALS

          WHEREAS, Seller owns all of the issued and outstanding shares of capital stock (the "Shares") of Western Midway Company, a Delaware corporation (the "Company"); and

          WHEREAS, Seller desires to sell the Shares and Purchaser desires to purchase the Shares, pursuant to the terms and conditions of this Agreement.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:


                                   ARTICLE 1
                          PURCHASE AND SALE OF SHARES

          1.1 Purchase. Upon the terms and subject to the conditions of this Agreement, at the Closing (as hereinafter defined), Seller shall sell, transfer, convey and assign to Purchaser without recourse, representation or warranty except as provided herein, and Purchaser shall purchase and receive from Seller, the Shares for the purchase price specified in Section 1.2.

          1.2 Purchase Price. The purchase price to be paid by Purchaser for the Shares shall be One Hundred Seventy Million Dollars ($170,000,000) (the "Purchase Price"), subject to adjustment under Section 1.3 below.

          1.3 Purchase Price Adjustment. If the Purchase Price Adjustment, as defined below, is a positive number, then Seller shall pay Purchaser the Purchase Price Adjustment. If the Purchase Price Adjustment is a negative number, then Purchaser shall pay Seller the absolute value of the Purchase Price Adjustment. "Purchase Price Adjustment" shall mean an amount equal to (i) the amount owed by the Company to Mobil under Section 16.01(b) of the Exchange Agreement minus (ii) the amount owed by Mobil (as defined in Section 2.1) to the Company under Section 16.01(a) of the Exchange Agreement. All capitalized terms not otherwise defined in this Agreement shall have the meanings given to them in the Exchange Agreement (as defined in Section 2.1).

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          1.4  Payment of Purchase Price Adjustment.

               (a) Estimated Amount. Seller shall deliver to Purchaser promptly upon preparation or receipt by the Company, as applicable, (but in no event more than 24 hours thereafter) the estimate of adjustments described in Section 16.01(a) of the Exchange Agreement and any supporting materials prepared or received by the Company or Seller, together with Seller's estimate of the amount of the Purchase Price Adjustment under this Agreement based upon such estimate of adjustments and supporting materials. Each party shall furnish the other party with copies of any statements, reports and other information that is received by such party and relates to the calculation of the Adjustment Amount. Seller shall notify Purchaser of and permit Purchaser to attend and participate in all substantive discussions with Mobil concerning the calculation, payment and final settlement of the Adjustment Amount; it being understood and agreed that subject to Purchaser's obligations under Section 6.4, Purchaser shall be ultimately responsible for handling all negotiations and discussions regarding the calculation of the cash settlement amounts referred to in Sections 16.01(c) and (d) of the Exchange Agreement, and shall ensure that Seller remains fully involved in and informed of such negotiations and discussions. Immediately following such discussions, Seller and Purchaser shall then jointly calculate the estimated Purchase Price Adjustment based on the estimated Adjustment Amount determined under Section 16.02(b) of the Exchange Agreement, and the party preliminarily determined to owe such estimated Purchase Price Adjustment shall pay such amount to the other party in immediately available funds.

               (b) Final Calculation. Purchaser shall deliver to Seller the reports described in Sections 16.02(c) and 16.02(d) of the Exchange Agreement and any supporting materials prepared by or received by the Company or Purchaser. Based upon the Adjustment Amount determined under Section 16.02(f) of the Exchange Agreement, the parties shall jointly determine the actual Purchase Price Adjustment, and the party owing such amount shall promptly pay the other party the actual Purchase Price Adjustment minus the estimated Purchase Price Adjustment paid under subparagraph (a) above, together with interest at the rate specified in Section 16.02(g)(i) of the Exchange Agreement. If the estimated Purchase Price Adjustment paid under subparagraph (a) above exceeds the actual Purchase Price Adjustment, then the party that received the estimated payment shall refund the difference to the party that paid it, together with interest at the rate specified in Section 16.02(g)(i) of the Exchange Agreement. If the estimated Purchase Price Adjustment paid under subparagraph (a) above was paid by the party other than the party that owes the Purchase Price Adjustment, then the party that owes the Purchase Price Adjustment shall refund to the other party both the estimated Purchase Price Adjustment paid under subparagraph (a) above and pay such other party the Purchase Price Adjustment, together with interest at the rate specified above.

                                   ARTICLE 2
                                    CLOSING

          2.1 Time, Place of Closing. The closing of the sale by Seller and purchase by Purchaser of the Shares (the "Closing") shall take place at the offices of Purchaser located at 15375

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Memorial Drive, Houston, Texas, or at such other place as shall be mutually agreeable to the parties hereto, on the later to occur of (i) the first day the Closing may occur without violation of the Hart Scott Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), or (ii) the day of, but not before, the closing of the exchange by the Company of certain assets located in the Gulf of Mexico ("Gulf Assets") for certain assets located in the San Joaquin Valley of California ("California Assets"), as more specifically described in, and in accordance with, that certain the Exchange Agreement dated as of August 4, 1998, by and among Mobil Exploration & Producing U.S., Inc., as agent for Mobil Oil Exploration & Producing Southeast Inc. and Mobil Producing Texas & New Mexico Inc. (collectively, "Mobil"), and the Company (the "Exchange Agreement"). The date on which the Closing occurs shall be referred to as the "Closing Date."

          2.2 Deliveries To Be Made By Seller. At the Closing, Seller shall deliver to Purchaser each of the following:

               (a) A certificate or certificates evidencing the Shares, together with all endorsements for transfer or assignment instruments reasonably required by Purchaser.

               (b) The Company's minute book and stock record book.

               (c) The officer's certificate described in Section 8.8.

          2.3 Deliveries To Be Made By Purchaser. At the Closing, Purchaser shall deliver to Seller each of the following:

               (a) The Purchase Price paid in immediately available funds in accordance with Seller's written wire transfer instructions.

               (b) The officer's certificate described in Section 7.7.


                                   ARTICLE 3
                    REPRESENTATIONS AND WARRANTIES OF SELLER

          Seller hereby represents and warrants to Purchaser as follows:

          3.1 Organization and Good Standing. (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has delivered or made available to Purchaser true, correct and complete copies of Company's certificate of incorporation and bylaws.

               (b) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own and lease the properties it currently owns and leases and to carry on its business as

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that business is now being conducted. The Company is duly licensed or qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the character of the properties now owned or leased by it or the nature of the business now conducted by it requires it to be so qualified.

          3.2 Authority. Seller has all requisite corporate power and authority to execute and deliver and perform its obligations under this Agreement. The execution and delivery of this Agreement and the performance by Seller of its obligations under this Agreement have been duly authorized and approved by all necessary corporate action on the part of Seller. This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except to the extent that such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws relating to creditors' rights generally and to general principles of equity.

          3.3 No Violation. Neither the execution or delivery by Seller of this Agreement nor the performance by Seller of its obligations under this Agreement will conflict with, result in a breach of, or require any filing, consent or waiver under, (i) any provision of Seller's certificate of incorporation or bylaws, (ii) any law, statute, rule or regulation or judgment, order, writ, injunction or decree of any Governmental Authority (as hereafter defined) by which Seller or the Company is bound, except for compliance with the applicable requirements of the HSR Act, or (iii) any provision of any contract, agreement, arbitration award, judgement, or decree to which Seller is a party or by which Seller or the Company is bound. "Governmental Authority" shall mean any federal, state, local or foreign government, authority, instrumentality, department, commission, board, bureau, agency or court.

          3.4 Ownership of the Shares. Seller is the lawful owner, of record and beneficially, of the Shares, and has good title to such Shares, free and clear of any and all Encumbrances (as defined below) other than under applicable federal or state securities laws. "Encumbrances" means any interests, mortgages, liens, charges, options, restrictions of any kind and all other encumbrances, whether or not relating to the extension of credit or the borrowing of money.

          3.5 Capitalization of Company. The authorized capital stock of the Company consists solely of one thousand (1,000) shares of common stock, with a par value of ten dollars ($10.00) per share, of which one hundred (100) shares are issued and outstanding. The Shares comprise all of the issued and outstanding capital stock of the Company. The Shares have been duly authorized, validly issued and are fully paid and nonassessable. The issuance of the Shares to Seller did not violate any preemptive rights of any Company shareholder. There are no subscriptions, options, convertible securities, calls, puts, rights, warrants or other agreements, claims or commitments of any nature whatsoever obligating the Company to purchase, issue, transfer, deliver or sell or cause to be purchased, redeemed, issued, transferred, delivered or sold, additional shares of the capital stock or other securities of the Company or obligating the Company to grant, extend or enter into any such agreement or commitment. There are no voting trusts, proxies or similar agreements with respect to the Shares.

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          3.6  Interests in Other Entities. Except for ownership interests of 2%
or less in entities whose securities are publicly traded, as of the Closing, the Company will not own or have any contractual right to acquire any outstanding equity or other ownership interest in any other corporation, partnership, limited liability company, joint venture or other entity (collectively, "Entity").

          3.7 Brokers. Seller has not, directly or indirectly, employed any broker, finder or intermediary that might be entitled to a fee or commission upon the execution of this Agreement or the sale and purchase of the Shares under this Agreement.


                                   ARTICLE 4
                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

          Purchaser hereby represents and warrants to Seller as follows:

          4.1 Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

          4.2 Authority. Purchaser has all requisite corporate power and authority to execute and deliver and perform its obligations under this Agreement. The execution and delivery of this Agreement and the performance by Purchaser of its obligations under this Agreement have been duly authorized and approved by all necessary corporate action on the part of Purchaser. This Agreement constitutes the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with its terms, except to the extent that such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws relating to creditors' rights generally and to general principles of equity.

          4.3 No Violation. Neither the execution or delivery by Purchaser of this Agreement nor the performance by Purchaser of its obligation under this Agreement will (i) conflict with or result in a breach of any provision of Purchaser's certificate of incorporation or bylaws, (ii) violate any law, statute, rule or regulation or judgment, order, writ, injunction or decree of any Governmental Authority by which Purchaser is bound, except for compliance with the applicable requirements of the HSR Act, or (iii) conflict with or result in a default or breach of any provision of any contract or agreement to which Purchaser is a party or by which Purchaser's assets are bound.

          4.4 Brokers. Purchaser has not, directly or indirectly, employed any broker, finder or intermediary that might be entitled to a fee or commission upon the execution of this Agreement or the sale and purchase of the Shares under this Agreement.

          4.5 Operation of Acquired Properties. Purchaser shall cause the Company to operate the Gulf Assets from and after the Closing, in compliance in all material respects with all

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applicable requirements of Government Authorities, including any laws that are applicable to the plugging and abandonment of any wells and the removal of any platforms.

          4.6 Transfer Restrictions. Purchaser is acquiring the Shares for its own account and not with a view to the distribution or resale thereof in any transaction not exempt from the registration requirements of the Securities Act and applicable state securities laws. Purchaser acknowledges that the Shares are subject to transfer restrictions imposed by the Securities Act of 1933, as amended, and state securities law. Purchaser recognizes that it will not be able to transfer the Shares unless such security is registered under the Securities Act of 1933, as amended, or resold pursuant to an exemption under applicable securities laws.


                                   ARTICLE 5
                              COVENANTS  OF SELLER

          Seller covenants and agrees with Purchaser that throughout the period of time between the date of this Agreement and the Closing:

          5.1 Certain Actions. Except as contemplated by this Agreement or the Exchange Agreement, without the prior written consent of Purchaser, which consent Purchaser shall not unreasonably withhold or delay, Seller shall not take any of the following actions with respect to the Company or cause the Company to take any of the following actions:

               (a) issue or grant any equity securities, options, convertible securities, warrants or calls or repurchase, redeem or otherwise acquire any such securities of the Company or make or propose to make any other change in the Company's capitalization;

               (b) merge or consolidate with any other Entity or acquire all or substantially all of the assets or equity interests or business of any entity or person;

               (c) incur any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice;

               (d) amend, exercise or fail to exercise or waive any of its or the Company's rights under the Exchange Agreement or that certain Promissory
Note in the principal amount of $300 million payable by the Company to Seller (the "ARCO Note") in a way which impairs or, with the passage of time, is reasonably likely to impair, the rights or benefits which Purchaser has or would otherwise have under this Agreement, the Exchange Agreement or the ARCO Note, either in Purchaser's capacity as a party to this Agreement or by virtue of Purchaser's ownership commencing on the Closing Date of the Shares; provided, however, nothing in this subparagraph (d) shall prohibit Seller from causing the Company to terminate the Exchange Agreement in the event that Purchaser terminates, or notifies Seller that Purchaser intends to terminate, this Agreement pursuant to Section 9.1(e) below;

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

               (e) accept or permit the Company to make any distribution or dividend to Seller as its sole shareholder of any payments paid to the Company by Mobil under Section 16.02 of the Exchange Agreement;

               (f) except as required by order of a court of competent jurisdiction or by applicable securities laws or stock exchange requirements, make any public announcement or issue any press release with respect to this Agreement, the Exchange Agreement or the transactions contemplated under either such agreement, which materially differs from the form or content of a public announcement which is mutually agreed upon by Seller and Purchaser; or

               (g)  commit to do any of the foregoing.

          5.2 Distributions Prior to Closing. Prior to Closing, (i) Seller will cause the Company to distribute to Seller or Seller's designee any and all equity or other ownership interests in any other Entity, held by Company as of the Closing Date, and any assets or properties held by the Company as of the Closing Date (other than the California Assets or the Gulf Assets), and (ii) subject to Section 5.1(e) above, Seller may cause the Company to distribute to Seller's or Seller's designee all cash and cash equivalent instruments held by the Company at any time up until the Closing Date, including without limitation monies generated from the operation by the Company of the California Assets during the period of time between the Effective Date and the Closing Date.

          5.3 Notice of Developments. Seller shall promptly inform Purchaser of any Material Development as hereafter defined. For purposes of this Section 5.3, "Material Development" shall mean a development which could reasonably be expected to affect the Company, the Gulf Assets or the California Assets, of which Seller becomes aware; provided, however, Seller shall not be obligated to inform Purchaser (i) of any significant developments which are known within or affect the oil and gas industry generally, or (ii) if to do so could reasonably be expected to result in the violation by Seller of any federal or state law or confidentiality commitment to which Seller became a party prior to the date of this Agreement.

          5.4  Exchange Agreement Matters.

               (a) As between Seller and Purchaser, Seller shall permit Purchaser to be primarily responsible for the conduct of due diligence with respect to the Gulf Assets and the preparation and delivery to Mobil of any notices in connection with such due diligence, at Purchaser's sole cost and expense. Without limiting Seller's obligations under Section 5.1 above, Seller shall consult with, and solicit input from, Purchaser prior to causing the Company to take any actions under the Exchange Agreement with respect to the Gulf Assets or the Company, which impairs or is reasonably likely to impair, the rights or benefits which Purchaser has or would otherwise have under this Agreement, the Exchange Agreement or the ARCO Note, either in Purchaser's capacity as a party to this Agreement or by virtue of Purchaser's ownership commencing on the Closing Date of the Shares.

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

               (b) Without limiting Seller's obligations under Section 5.1, Seller shall consult with and solicit input from Purchaser prior to (i) causing the Company to take any actions under the Exchange Agreement with respect to the Gulf Assets or (ii) taking any action with respect to the Company that could reasonably be expected to have an adverse impact on the Company, excluding any adverse impact with respect to which Seller has agreed to indemnify, defend and hold harmless Purchaser. Seller shall promptly furnish or cause the Company to furnish Purchaser with a copy of all notices received by the Company under the Exchange Agreement.

          5.5 Reasonable Efforts. Seller shall at all times use commercially reasonable efforts to cause the transactions contemplated by the Exchange Agreement to be consummated and to cause those conditions to Closing under the Exchange Agreement and under this Agreement which are within the reasonable control of Seller to be satisfied; provided, however, Seller shall not be required to waive any of its conditions to Closing under Article 7.

          5.6 Fluctuation Protection. Seller and Mobil shall enter an option agreement (the "Option Agreement") for NYMEX WTI Light Sweet Crude Oil in the form attached as an exhibit to the Exchange Agreement, as contemplated under
Section 5.11 of the Exchange Agreement. Seller shall calculate and promptly advise Mobil of the "Breakage Amount" as defined in and determined in accordance with Section 5.11(e) of the Exchange Agreement. If there occurs a "Shared Breakage Event" under Section 5.11(c)(vii) of the Exchange Agreement, then Purchaser shall pay Seller 50% of Seller's share of the Breakage Amount (as defined in and calculated under Section 5.11(e) of the Exchange Agreement), promptly upon Purchaser's receipt of notice thereof.


                                   ARTICLE 6
                            COVENANTS  OF PURCHASER

          Purchaser covenants and agrees with Seller that throughout the period of time between the date of this Agreement and the Closing:

          6.1 Public Announcement. Except as contemplated by this Agreement or the Exchange Agreement or as required by order of a court of competent jurisdiction or by applicable securities laws or stock exchange requirements, Purchaser will not make any public announcement or issue any press release with respect to this Agreement, the Exchange Agreement or the transactions contemplated under either such agreement, which materially differs from the form or content of a public announcement which is mutually agreed upon by Seller and Purchaser.

          6.2  Notice of Developments.   Purchaser shall promptly inform Seller
of any Material Development as hereafter defined. For purposes of this Section 6.2, "Material Development" shall mean a development which could reasonably be expected to affect the Company, the Gulf Assets or the California Assets, of which Purchaser becomes aware; provided, however, Purchaser shall not be obligated to inform Seller (i) of any significant developments which are known within or affect the oil and gas industry generally, or (ii) if to do so could reasonably be expected to result

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in the violation by Purchaser of any federal or state law or confidentiality commitment to which Purchaser became a party prior to the date of this Agreement.

          6.3  Exchange Agreement Matters.   Purchaser shall be primarily
responsible for the conduct of due diligence with respect to the Gulf Assets and the preparation and delivery to Mobil of any notices in connection with such due diligence at Purchaser's sole cost and expense; provided, however, (i) Purchaser shall not deliver to Mobil any written notifications without Seller's prior written consent which consent shall not be unreasonably withheld or delayed, and
(ii) Purchaser shall not take any action which would be inconsistent with its obligation under Section 6.4 below. PURCHASER SHALL INDEMNIFY, DEFEND, SAVE, DISCHARGE, RELEASE, AND HOLD HARMLESS SELLER INDEMNIFIED PARTIES (AS DEFINED IN
SECTION 11.2 BELOW) FROM AND AGAINST, AND PAY OR REIMBURSE SELLER INDEMNIFIED PARTIES ON A CURRENT BASIS FOR ANY AND ALL LOSSES, LIABILITIES, LIENS OR ENCUMBRANCES FOR LABOR OR MATERIALS, CLAIMS, AND CAUSES OF ACTION ARISING OUT OF, OR IN ANY WAY CONNECTED WITH OR RELATED TO, ANY PERSONAL INJURY TO OR DEATH OF ANY PERSONS OR DAMAGE TO PROPERTY OCCURRING TO OR ON THE GULF ASSETS AS A RESULT OF ANY OF PURCHASER'S DUE DILIGENCE ACTIVITIES AS DESCRIBED IN THIS
SECTION 6.3, WHETHER LATENT OR PATENT AND WHETHER OR NOT SUCH PERSONAL INJURY, DEATH, OR PROPERTY DAMAGE IS CAUSED BY THE (A) ACTIVE, PASSIVE, JOINT, CONCURRENT, OR SOLE NEGLIGENCE, (B) STRICT LIABILITY, OR (C) WILLFUL MISCONDUCT, OF ANY SELLER INDEMNIFIED PARTIES OR MOBIL OR MOBIL'S AFFILIATES OR ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, SUCCESSORS OR ASSIGNS. PURCHASER ACKNOWLEDGES AND AGREES THAT PURCHASER HAS READ AND UNDERSTANDS ARTICLE 5.02 OF THE EXCHANGE AGREEMENT, AND PURCHASER AGREES TO CONDUCT DUE DILIGENCE OF THE GULF ASSETS IN ACCORDANCE WITH THE TERMS THEREOF.

          6.4 Reasonable Efforts. Purchaser shall at all times use commercially reasonable efforts to cause the transactions contemplated by the Exchange Agreement to be consummated and to cause those conditions to Closing under the Exchange Agreement and this Agreement which are within the reasonable control of Purchaser (including without limitation as a result of Purchaser's role in the conduct of due diligence on the Gulf Assets) to be satisfied; provided, however, Purchaser shall not be required to waive any of its conditions to Closing under Article 8.


                                   ARTICLE 7
                    CONDITIONS TO THE OBLIGATIONS OF SELLER

          Seller's obligation to sell the Shares under this Agreement is subject to the satisfaction on or before the Closing of the following conditions, unless waived in writing by Seller:

          7.1 No Governmental Action or Order. As of the Closing, there shall not be any action by any Governmental Authority which prevents or makes illegal the sale and purchase of the

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Shares contemplated by this Agreement. In addition, the Closing shall not violate any order or decree of any Governmental Authority having competent jurisdiction over the transactions contemplated by this Agreement.

          7.2 Special Committee Approval. The special committee of the Board of Directors of Purchaser that was established for the purpose of reviewing the transactions contemplated by this Agreement (the "Special Committee") shall have approved the purchase of the Shares by Purchaser in accordance with the terms of this Agreement.

          7.3 Exchange Consummated. The closing under the Exchange Agreement shall have occurred.

          7.4 Representations and Covenants. The representations of Purchaser contained in Article 4 shall be true and correct in all material respects as of the Closing Date with the same effect as though such representations had been made on and as of such date. In addition, Purchaser shall have performed and complied in all material respects with all covenants and obligations required to be performed by it on or before the Closing Date pursuant to the terms of this Agreement.

          7.5 HSR Act. All applicable waiting periods (or any extensions thereof) under the HSR Act shall have expired or otherwise been terminated.

          7.6 Payment of Purchase Price. Purchaser shall have paid to Seller the Purchase Price.

          7.7 Officer's Certificate. Purchaser shall have delivered to Seller a certificate of an authorized corporate officer of Purchaser, dated as of the Closing Date, certifying as to the matters specified in Sections 7.1, 7.2, and 7.4, as of the Closing.


                                   ARTICLE 8
                   CONDITIONS TO THE OBLIGATIONS OF PURCHASER

          Purchaser's obligation to purchase this Shares under this Agreement is subject to the satisfaction on or before the Closing of the following conditions, unless waived in writing by Purchaser:

          8.1 No Governmental Action or Order. As of the Closing, there shall not be any action by any Governmental Authority which prevents or makes illegal the sale and purchase of the Shares contemplated by this Agreement. In addition, the Closing shall not violate any order or decree of any Governmental Authority having competent jurisdiction over the transactions contemplated by this Agreement.

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          8.2  Special Committee Approval.  The Special Committee shall have approved the purchase of the Shares by Purchaser in accordance with the terms of this Agreement and the undertakings of Purchaser set forth in the Tax Sharing Agreement.

          8.3 Resignations. Each of the officers and directors of the Company shall have tendered their resignations as officers and directors, respectively, and the Company shall have accepted all resignations.

          8.4 Exchange Consummated. The closing under the Exchange Agreement shall have occurred.

          8.5 Representations and Covenants. The representations of Seller contained in Article 3 shall be true and correct in all material respects as of the Closing Date with the same effect as though such representations had been made on and as of such date. In addition, Seller shall have performed and complied in all material respects with all covenants and obligations required to be performed by it on or before the Closing Date pursuant to the terms of this Agreement.

          8.6 HSR Act. All applicable waiting periods (or any extensions thereof) under the HSR Act shall have expired or otherwise been terminated.

          8.7 Delivery of Stock Certificate. Seller shall have delivered to Purchaser a certificate or certificates evidencing the Shares and all reasonably required endorsements of transfer or assignment instruments.

          8.8 Officer's Certificate. Seller shall have delivered to Purchaser a certificate of an authorized corporate officer of Seller, dated as of the Closing Date, certifying as to the matters specified in Sections 8.1, 8.2, 8.3 and 8.5, as of the Closing.


                                   ARTICLE 9
                                  TERMINATION

          9.1 Grounds for Termination. This Agreement and the rights and obligations of the parties hereunder may be terminated at any time prior to the Closing under any of the following circumstances; provided, however, that a party shall not be allowed to exercise any right of termination pursuant to this
Section 9.1 if the event giving rise to such right shall be due to the failure of such party to perform or observe in any material respect any of the covenants or agreements set forth herein to be performed or observed by such party:

               (a) by the mutual written agreement of Seller and Purchaser;

               (b) by either Seller or Purchaser, upon written notice thereof to the other party if the Closing shall not have occurred on or before January 1, 1999;

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

               (c) by either Seller or Purchaser, by written notice thereof to the other party if the consummation of the transactions contemplated hereby would violate any non-appealable final order, decree or judgment of any Governmental Authority having competent jurisdiction enjoining, restraining or otherwise preventing the Closing;

               (d) by either Seller or Purchaser, by written notice thereof to the other party if the Exchange Agreement shall have been terminated in accordance with its terms; or

               (e) subject to Section 6.4, by Purchaser if and so long as the Company is entitled to terminate the Exchange Agreement in accordance with
Section 4.01(d) (and Section 5.03) or 4.01(e) thereof.

          9.2 Effect of Termination. If this Agreement and the rights and obligations of the parties hereunder are terminated pursuant to Section 9.1, this Agreement and the rights and obligations of the parties hereunder shall become void and of no further force or effect, except (i) if any party is in default of its obligations hereunder at the time such termination occurs, then such defaulting party shall continue to be liable hereunder for damages in respect of such default; and (ii) the provisions of this Section 9.2 and Sections 3.7, 4.4, 10.5 and Article 12 and Purchaser's indemnification obligation under Section 6.3 shall survive any such termination.


                                   ARTICLE 10
                                  TAX MATTERS

          10.1 Liability for Income and Franchise Taxes. Seller shall bear and be responsible for all of the Company's income and franchise taxes for the period ending on the Closing Date (the "Closing Date Period") and shall be entitled to any refunds of such taxes. If the Company pays any income or franchise taxes attributable to the Closing Date Period after the Closing Date, Seller shall reimburse the Company for such taxes, including all penalties and interest thereon. If any refunds of such taxes are received by the Company after the Closing Date, the Company shall pay Seller the amount of such refunds including any interest thereon. Purchaser shall bear and be responsible for all of the Company's income and franchise taxes for the period commencing on the date after the Closing Date and for all taxable periods thereafter ("Post-Closing Date Period") and shall be entitled to any refunds of such taxes with respect to Post-Closing Date Periods.

          10.2 Liability for Other Taxes. Seller shall bear and be responsible for all taxes other than income and franchise taxes ("Non-Income Taxes") attributable to the properties relinquished by the Company pursuant to the Exchange Agreement, and shall be entitled to any refunds of such taxes. Purchaser shall bear all Non-Income Taxes owed by the Company with respect to properties received by the Company pursuant to the Exchange Agreement and Purchaser shall be entitled to any refunds of such taxes. If any Non-Income Taxes for which Seller is liable under this Agreement are paid by the Company after the Closing Date, Seller shall reimburse the Company for the payment of such taxes. If the Company receives after the Closing Date any refunds of Non-

Income Taxes to which Seller is entitled pursuant to this Section 10.2, the Company shall pay to Seller such refunds.

          10.3 Interest.  If any of the payments described in Sections 10.1 and
10.2 are made within 60 days of (i) the date of request for the reimbursement of payment of tax or (ii) the receipt of the refund of tax, then no interest will accrue and be due and payable in respect of such amounts. Otherwise, the balance owed shall bear interest at the rate specified in the Tax Sharing Agreement by and among Atlantic Richfield Company and Affiliated Corporations dated effective as of October 1, 1993, as amended (the "Tax Sharing Agreement") from the date of the request for reimbursement of payment of the tax or, in the case of a refund, from the date of receipt of the refund, through and including the date of confirmation of receipt of the funds by the bank or financial institution of the party entitled to payment.

          10.4 Tax Sharing Agreement Pro Forma Tax Return. In each case where Purchaser files a federal, state or local consolidated, combined or unitary income and franchise tax return with Seller, Purchaser's pro-forma returns required pursuant to the Tax Sharing Agreement for each Post-Closing Date Period shall be prepared in the manner set forth in the Tax Sharing Agreement, taking into account all items of income, gain, loss, deduction and credit of the Company attributable to each Post-Closing Date Period except as provided herein:
(i) for purposes of computing its income tax liabilities, the Purchaser shall use $470 million as adjusted pursuant to Section 1.3 as the total tax basis in the Gulf Assets of the Company as of the Closing Date, allocated pro rata to each real, tangible and intangible property on the basis of the fair market value of such properties to the total value of all Gulf Assets, (ii) for the sake of clarity, any item of tax paid to Purchaser pursuant to Sections 10.1 and
10.2 shall not be an item of income or gain in the computation of Purchaser's pro-forma returns, and (iii) Purchaser and Seller shall amend the Tax Sharing Agreement in due course to incorporate the terms of this Section 10.4.

          10.5 Covenant Regarding Transfer. So long as Purchaser is part of Seller's consolidated tax group, for a period of ten years from the Closing Date Purchaser shall not merge or liquidate, or cause the merger or liquidation of, the Company or transfer (by operation of law or otherwise) of any or all of the Shares to any other Person or Entity.


                                   ARTICLE 11
                                INDEMNIFICATION

          11.1 Indemnification By Seller.

               (a) Subject to paragraph (c) below, Seller agrees to release, indemnify, defend and hold harmless Purchaser and Affiliates (as defined below) and its and their directors, officers, employees, successors and assigns (collectively, "Purchaser Indemnified Parties") from and against any and all liability, loss, damage, fine, penalty, reasonable expense, claim, cause of action, investigation, proceeding, settlement or compromise (collectively, "Damages") sustained by such

Purchaser Indemnified Parties, arising out of or attributable to a "Purchaser Indemnified Loss", as hereafter defined. "Purchaser Indemnified Loss" shall mean any or all of the following:

               (i) the inaccuracy of any representation made by the Company under the Exchange Agreement as a result of which under Article 18 of the Exchange Agreement the Company indemnifies an Assignee Indemnified Party for Claims or Damages, as such capitalized terms are defined in the Exchange Agreement;

               (ii) the failure of the Company prior to Closing to perform or comply with any covenant or obligation required to be performed by it under the Exchange Agreement, or any other breach by the Company of any provision of the Exchange Agreement as a result of which under
          Article 18 of the Exchange Agreement the Company indemnifies an Assignee Indemnified Party for Claims or Damages, as such capitalized terms are defined in the Exchange Agreement;

               (iii) the ownership, use or operation by the Company or its predecessors in interest of any assets or properties other than the Gulf Assets, or the conduct by the Company or its predecessors in interest of any business activities of any type whatsoever prior to the Closing Date; it being the intent of Seller and Purchaser that Seller shall be ultimately responsible under the indemnity set forth in this Section 11.1(a)(v) for all liabilities and obligations of the Company (whether accrued, contingent, absolute, known, unknown or otherwise) as of the Closing Date other than the liability of the Company under the ARCO Note for the payment of principal and interest accruing from and after the Closing Date and those liabilities and obligations that the Company would be responsible for if it were a newly formed entity whose sole properties and assets as of the Closing Date consisted of the Gulf Assets;

               (iv) all income, franchise and other taxes of the Company, including penalties and interest thereon, for which Seller is liable pursuant to Article 10; and

               (v) if as a result of Seller's disposition of all or some of the Shares, Purchaser becomes the "Common Parent" of its own "Affiliated Group" (as such terms are defined in Section 1504 of the Internal Revenue Code of 1986, as amended) ("Deconsolidation"), the tax consequences of a final and non-appealable determination with respect to any year of or after the event of Deconsolidation, by the Internal Revenue Service that the Company's tax basis in the Gulf Assets as of the Closing Date was less than $470 million as adjusted pursuant to
          Section 1.3.

               (b) In the event that Seller and Purchaser determine in advance of Deconsolidation that Purchaser's basis for federal income tax purposes in the Gulf Assets as of the Closing Date is less than $470 million, as adjusted pursuant to Section 1.3, then upon the event of Deconsolidation, Seller shall pay to Purchaser an amount equal to the discounted present value (based on a discount rate of 10%) of (i) the dollar amount of deductions for depreciation and depletion which Purchaser would have enjoyed had the basis equalled or exceeded $470 million, as adjusted pursuant to Section 1.3, minus (ii) the dollar amount of deductions for the depreciation and depletion which

Purchaser will have based on such actual basis as determined in a commercially reasonable manner.

               (c) Seller shall not be obligated to indemnify the Purchaser Indemnified Parties unless and until the Closing has occurred. The indemnification set forth in this section shall be the sole remedy of the Purchaser Indemnified Parties with respect to each Purchaser Indemnified Loss.

          11.2 Indemnification By Purchaser. Subject to the last sentence of this Section 11.2, Purchaser agrees to release, indemnify, defend and hold harmless Seller and Affiliates (as defined below) and its and their directors, officers, employees, successors and assigns (collectively, "Seller Indemnified Parties") from and against any and all Damages sustained by such Seller Indemnified Parties, arising out of or attributable to a "Seller Indemnified Loss", as hereafter defined. "Seller Indemnified Loss" shall mean any or both of (i) the ownership, use or operation of the Gulf Assets, (ii) the conduct of the Company's business from and after the Closing Date, and (iii) all income, franchise and other taxes of the Company, including penalties and interest thereon, for which Purchaser is liable under Article 10, or arising from the Purchaser's breach of Section 10.5, provided that the Seller Indemnified Loss arising from Purchaser's breach of its covenant in Section 10.5 shall be discounted to its present value as of the Closing Date using a discount rate of 10%. The indemnification set forth in this section shall be the sole remedy of the Seller Indemnified Parties with respect to each Seller Indemnified Loss. Notwithstanding the foregoing but except with respect to Purchaser's indemnification obligation under Section 6.3, Purchaser shall not be obligated to indemnify the Seller Indemnified Parties unless and until the Closing has occurred.

          11.3 Indemnification Procedure. Any claim for indemnity under Sections 11.1 or 11.2 above shall be made by written notice form the party seeking indemnification (the "Indemnified Party") to the indemnifying party, together with a written description of any third-party claim against the indemnified party, stating the nature and basis of such claim and, if ascertainable, the amount thereof. The indemnifying party shall have a period of thirty (30) days after receipt of such notice within which to respond thereto or, in the case of a third-party claim that requires a shorter time for response, such shorter period as specified by the indemnified party in such notice (the "Notice Period"). If the indemnifying party denies liability or fails to respond to the notice within the Notice Period, the Indemnified Party may defend or compromise the claim as it deems appropriate without prejudice to any of the Indemnified Party's rights hereunder, with no further obligation to inform the indemnifying party of the status of the claim and no right of the indemnifying party to approve or disapprove any actions taken in connection therewith by the Indemnified Party. If the indemnifying party accepts liability, it shall so notify the Indemnified Party within the Notice Period and elect either (a) to undertake the defense or compromise of such third-party claim with counsel selected by the indemnifying party and reasonably approved by the Indemnified Party or (b) to instruct the Indemnified Party to defend or compromise such claim. If the indemnifying party undertakes the defense or compromise of such third-party claim, the Indemnified Party shall be entitled, at its own expense, to participate in such defense. No compromise or settlement of any third-party claim shall be made without reasonable notice to the Indemnified Party and, unless such compromise or settlement includes a general release of the Indemnified Party in respect of the matter with no admission of liability on the part of the Indemnified Party and no constraints on the future conduct of its business, without the prior written approval of the Indemnified Party.

          11.4 Affiliates Defined. For purposes of this Article 11, Affiliates shall mean, with respect to a person or Entity (the "Subject"), any other person or Entity that (a) owns or controls the Subject, (b) is owned or controlled by the Subject or (c) is under common ownership or control with Subject, where "owned" means direct or indirect ownership of more than 50% of the equity interests or rights to distributions on account of equity of the Subject and "control" means the direct or indirect power to direct the management or policies of the Subject, whether through the ownership of voting securities, by contract or otherwise; provided, however, that (i) subject to clauses (iii) and
(iv), Purchaser and any persons or Entities owned or controlled by Purchaser shall be deemed not to be Affiliates of Seller for purposes of this Article 11,
(ii) subject to clauses (iii) and (iv), Seller and any persons or Entities owned or controlled by Seller (other than Purchaser and its Affiliates) shall be deemed not to be Affiliates of Purchaser for purposes of this Article 11, (iii) with respect to the period of time before the Closing, the Company shall be deemed to be an Affiliate of Seller, and (iv) with respect to the period of time after the Closing, the Company shall be deemed to be an Affiliate of Purchaser.


                                   ARTICLE 12
                                 MISCELLANEOUS

          12.1 Negotiation and Mediation. Seller and Purchaser shall attempt in good faith to resolve any dispute, controversy or claim arising out of or relating to this Agreement (each a "Dispute") promptly by negotiation and then by mediation in accordance with the following procedures:

               (a) In the event of a Dispute, each party shall promptly designate a senior executive to endeavor to negotiate a resolution of the Dispute, and each party's designated executive shall promptly meet and in good faith attempt a resolution.

               (b) If senior executives are unable to negotiate a resolution, then either party may commence the mediation process by notifying the other party in writing ("Mediation Notice") of such party's desire that the Dispute be resolved through mediation.

               (c) The mediation shall be conducted in New York, New York.

               (d) The mediation shall be conducted by a single mediator. The parties may select any mutually acceptable member from the CPR Institute for Dispute Resolution ("CPR") New York Panel of Distinguished Neutrals as a mediator. If the parties cannot agree on a mediator within 10 days after the date of the Mediation Notice, then the CPR administrator shall send a list and resumes of five (5) available mediators to the parties. Each party shall number the candidates in order of preference, shall note any objection it may have to any candidate, and shall deliver the list so marked to CPR. Any party failing, without good cause, to return the candidate list so marked to CPR within 10 days of receiving the list shall be deemed to have assented to all candidates on the list. CPR shall designate as mediator the nominee for whom the parties collectively have indicated the highest preference and who does not appear to have a conflict of interest or any affiliation, past or present, with any of the parties. If a tie should result between two candidates, CPR may designate either candidate. If the designated mediator shall die, become incapable of, unwilling to, or unable to serve or proceed with the mediation, a substitute mediator shall be appointed in accordance with the selection procedure described above in this paragraph, and such substitute mediator shall have all such powers as if he or she had been originally appointed herein. If CPR is not in existence at the time the Dispute arises, the mediator shall be a member of the panel of neutrals of the organization which is the successor to CPR. If there is no successor to CPR, the mediator shall be a member of the panel of neutrals of the Alternative Dispute Resolution organization which is most similar to CPR.

               (e) The mediation shall consist of one or more informal, nonbinding meetings between the parties' representatives and the mediator, jointly and in separate caucuses, out of which the mediator will seek to guide the parties to a resolution of the Dispute. The mediation process shall continue until the resolution of the Dispute, or the termination of the mediation process pursuant to paragraph (h) below.

               (f) The costs of the mediation, including fees and expenses, shall be borne equally by the parties.

               (g) All verbal and written communications between the parties and issued or prepared in connection with this Section shall be deemed prepared and communicated in furtherance, and in the context, of dispute settlement, and shall be exempt from discovery and production, and shall not be admissible in evidence (whether as admission or otherwise) in any arbitration or other proceedings for the resolution of the Dispute.

               (h) The initial mediation meeting between the parties' representatives and the mediator shall be held within 30 days after the Mediation Notice. Either party may terminate the mediation process and commence litigation upon the earliest to occur of (i) the failure of the initial mediation meeting to occur within 30 days after the date of the Mediation Notice, (ii) the passage of 45 days from the date of the Mediation Notice without the Dispute having been resolved, or (iii) such time as the mediator makes a finding that there is no possibility of resolution through mediation.

          12.2 Assignment. No party to this Agreement shall convey, assign or otherwise transfer any of its rights or obligations under this Agreement without the express written consent of the other party except to an affiliate of such party.

          12.3 Entire Agreement. This Agreement, together with its exhibits and schedules, the Tax Sharing Agreement and the Exchange Agreement contain the entire agreement between the parties with respect to the transaction contemplated hereby and no modification or waiver of any provision hereof shall be valid unless set forth in writing executed by both parties hereto. In the event of any contradiction between the terms of this Agreement (together with its exhibits and schedules) and the Exchange Agreement, the terms of this Agreement shall control.

          12.4 Severability. If any provision of this Agreement should be determined by any court of competent jurisdiction to be invalid, illegal or unenforceable in whole or in part, such provision shall be deemed to be severed or limited, but only to the extent required to render the remaining provisions fully enforceable, and the Agreement as thus amended shall be enforced to give effect to the intention of the parties insofar as that is possible.

          12.5 Successors and Assigns. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

          12.6 No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and is not intended to confer any rights or benefits to any third parties.

          12.7 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Delaware.

          12.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one agreement.


          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first written above.

                         ATLANTIC RICHFIELD COMPANY


                         By:    /s/  Terry G. Dallas
                              ---------------------------
                              Name:  Terry G. Dallas
                                    ---------------------
                              Title: Treasurer
                                    ---------------------

                         VASTAR RESOURCES, INC.


                         By:    /s/  Charles D. Davidson
                              ---------------------------
                              Name:  Charles D. Davidson
                                    ---------------------
                              Title: President and CEO
                                    ---------------------